Exhibit 99.1

                              N E W S R E L E A S E

               APHTON ANNOUNCES FDA GRANTS ORPHAN-DRUG DESIGNATION
              FOR ITS ANTI-GASTRIN IMMUNOGEN G17DT FOR TREATMENT OF
                                 GASTRIC CANCER

                                  July 23, 2002

Miami, FL - Aphton Corporation (NASDAQ: APHT) - Aphton announced today that it received official notice from the FDA granting its anti-gastrin G17DT Immunogen Orphan-Drug status for treatment of gastric (stomach) cancer. The FDA noted that the indication designated is broader than the indication originally sought by Aphton.

On July 17, 2002, Aphton announced that the FDA granted its anti-gastrin G17DT immunogen Orphan-Drug designation for treatment of adenocarcinoma of the pancreas, noting that the indication granted is broader than the indication originally sought by Aphton.

The term "orphan-drug" refers to a product that treats a rare disease affecting fewer than 200,000 Americans. The Orphan Drug Act was signed into law on January 4, 1983. Since the Orphan Drug Act passed, over 100 orphan drugs and biological products have been brought to market.

Orphan-Drug Status confers a 7-year period of exclusive marketing rights for G17DT for this indication, thereby protecting it from similar drugs of the same class.

In addition, it qualifies the company to apply for grant amounts totaling up to $900,000 over a 3-year period, with a maximum of $300,000 per year.

Furthermore, the requirement for a $300,000 user fee that is payable with the submission of a New Drug Application is waived for an Orphan Drug.

It is estimated that there are approximately 570,000 patients with gastric cancer in the US, Europe and Japan, alone. The prognosis for the overwhelming majority of these patients is very poor. Patients diagnosed with metastatic disease have five-year survival rates of only about three percent. Surgery and chemotherapy are the primary treatment options currently, but have shown only very limited benefit. Aphton believes that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival significantly, without adding toxicity.

Aphton is conducting one Phase III and three Phase II clinical trials. Aphton's anti-gastrin targeted therapy induces antibodies in patients that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. (Aphton believes this is the optimum method for achieving "growth factor inhibition.") Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth, cell proliferation and metastasis (spread) in gastric, i.e. stomach, pancreatic, esophageal, colorectal and other gastrointestinal (GI) system cancers. This signaling program is accomplished by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces throughout the gastrointestinal system. Interrupting this process by immunizing the patient with Aphton's anti-gastrin immunogen is a precisely "targeted" immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not normally secreted and gastrin receptors are not normally found on "healthy" cells in the GI system, unless they are malignant, or on the path to malignancy (except for cells involved with normal acid secretion).

Recent findings have shown that inhibiting gastrin not only inhibits cell growth, proliferation and metastasis directly, but also "unblocks" a central pathway leading to cell-suicide (apoptosis). This tilts the balance, from cell growth, to cell suicide. This effect is amplified synergistically when Aphton's drug is given together with a chemotherapeutic. Gastrin also stimulates the secretion and expression of other important growth factors and receptors within and on the surfaces of the cancer cells involved in tumor growth. Hence, inhibiting gastrin inhibits all of the foregoing factors contributing to tumor growth and spread, while simultaneously opening a central pathway to cell suicide. Aphton's anti-gastrin targeted therapy adds a biological dimension to the treatment of gastrointestinal cancers.

Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases; and the prevention of pregnancy. Aphton has strategic alliances with Aventis (NYSE: AVE) for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline (NYSE:
GSK) for reproductive system cancer and non-cancer diseases worldwide; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number of risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.


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